Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-38665

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 28, 1997)

                             PYR ENERGY CORPORATION

     PYR Energy Corporation (the "Company") modified its outstanding Warrants (the "Class B Warrants") to purchase shares of Common Stock by reducing the exercise price of the Class B Warrants from $1.75 per share to $.85 per share and by extending their expiration date to July 30, 1998. The previous exercise expiration date for the Class B Warrants had been extended to June 30, 1998 from the original date of April 15, 1998 by way of a Prospectus Supplement filed on April 29, 1998.

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